Exhibit 23.3

[RYDER SCOTT LETTERHEAD]

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name and the information from our report prepared for Maritech Resources, Inc. regarding our audit of a portion of Maritech’s estimated reserves and future net revenues from the production and sale of reserves attributable to Maritech Resources, Inc. in the Registration Statement on Form S-3 of TETRA Technologies, Inc.  Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm License No.-1580

Houston, Texas

November 30, 2009